Exhibit 99.1

News Release

Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for the Fiscal 2009 First Quarter;

Company Affirms Fiscal 2009 Guidance

DALLAS (February 3, 2009)—Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its fiscal 2009 first quarter ended December 31, 2008.

•	Fiscal 2009 first quarter net income was $76.0 million, or $0.83 per diluted share, compared with net income of $73.8 million, or $0.82 per diluted share in the prior-year quarter.

•

Consolidated results include noncash, unrealized mark-to-market net losses of $14.2 million, or $0.16 per diluted share for the first quarter of fiscal 2009, compared with net gains of $18.5 million, or $0.21 per diluted share for the prior-year quarter.

•

Regulated operations contributed $57.8 million of net income, or $0.63 per diluted share for the fiscal 2009 first quarter, compared with $50.0 million of net income or $0.56 per diluted share in the prior-year quarter.

•

Nonregulated operations contributed $18.2 million of net income in the fiscal 2009 first quarter, or $0.20 per diluted share, compared with $23.8 million of net income or $0.26 per diluted share for the same period last year.

•	Atmos Energy affirms its fiscal 2009 earnings guidance of $2.05 to $2.15 per diluted share.

“Results for the first quarter of fiscal 2009 are both strong and encouraging,” said Robert W. Best, chairman and chief executive officer of Atmos Energy Corporation. “Our regulated gas distribution business experienced a 25 percent increase in net income from a year ago due to improvements in rate design and execution of our regulatory strategy. As anticipated, our nonregulated marketing business experienced margin growth from cycling storage gas to meet winter demand and realizing the associated economic value captured last year. Additionally, we are gratified that our efforts to strengthen the balance sheet have been recognized, as evidenced by the recent positive changes to our corporate credit ratings. We remain confident that Atmos Energy is on track to meet our goal of growing annual earnings in the 4 to 6 percent range, on average.”

Natural gas distribution gross profit increased $25.2 million to $298.4 million for the fiscal 2009 first quarter, compared with $273.2 million in the prior-year quarter, before intersegment eliminations. This increase reflects a net $15.3 million increase in rates primarily in the Mid-Tex and Louisiana divisions, a six percent increase in throughput and increased transportation margins associated with higher transportation rates and throughput. Additionally, gross profit increased $8.1 million due to a non-recurring update to the estimate for gas delivered to customers but not yet billed, resulting from base rate changes in several jurisdictions.

Regulated transmission and storage gross profit increased $9.7 million to $54.7 million for the three months ended December 31, 2008, compared with $45.0 million for the three months ended December 31, 2007, before intersegment eliminations. The increase reflects significantly higher priority reservation fees and per-unit margins earned from through-system deliveries, increased city-gate deliveries to the Mid-Tex Division and increased revenues resulting from filings under the Texas Gas Reliability Infrastructure Program (GRIP).

Natural gas marketing gross profit decreased $16.0 million to $30.0 million for the fiscal 2009 first quarter, compared with $46.0 million for the fiscal 2008 first quarter, before intersegment eliminations. This decrease primarily reflects a $53.8 million reduction in unrealized margins quarter over quarter. Storage and trading margins increased $37.5 million compared with the prior-year quarter, primarily due to the recognition by Atmos Energy Marketing (AEM) of storage withdrawal gains captured during fiscal 2008, as a result of deferring storage withdrawals and rolling the associated financial instruments to forward months.

Pipeline, storage and other gross profit increased $6.5 million to $12.5 million for the three months ended December 31, 2008, compared with $6.0 million for the three months ended December 31, 2007, before intersegment eliminations. The increase primarily reflects higher transportation margins earned under asset optimization agreements.

Consolidated operation and maintenance expense for the first quarter of fiscal 2009 was $134.8 million, compared with $121.2 million for the first quarter last year. Excluding the provision for doubtful accounts, operation and maintenance expense for the current quarter increased $14.9 million compared with the prior-year quarter. The increase primarily results from higher employee wages and benefits costs and higher pipeline maintenance costs.

The provision for doubtful accounts was $3.3 million for the three months ended December 31, 2008, compared with $4.6 million for three months ended December 31, 2007. The $1.3 million decrease primarily results from the Mid-Tex Division’s ability to recover the gas cost portion of bad debts through the Rate Review Mechanism (RRM), which became effective November 1, 2008. In the natural gas distribution segment, the average cost of natural gas for the three months ended December 31, 2008, was $8.28 per thousand cubic feet (Mcf), compared with $7.73 per Mcf for the same quarter last year.

Interest charges for the three months ended December 31, 2008 were $39.0 million, compared with $36.8 million for the three months ended December 31, 2007. The $2.2 million quarter-over-quarter increase reflects higher commercial paper rates, increased line of credit commitment fees and higher average short-term debt balances experienced during the current-year quarter, compared with the prior-year quarter.

The capitalization ratio at December 31, 2008, was 54.4 percent, compared with 54.6 percent at September 30, 2008, and 53.4 percent at December 31, 2007. The current portion of long-term debt includes the Company’s $400 million 4.00% unsecured senior notes, which will mature in October 2009. Short-term debt was $360.8 million at December 31, 2008, compared to $350.5 million at September 30, 2008, and $202.2 million at December 31, 2007.

For the three months ended December 31, 2008, operating activities provided cash of $150.7 million, compared with $61.4 million for the three months ended December 31, 2007. Quarter over quarter, the increase in operating cash flow primarily reflects favorable working capital changes associated with the company’s accounts receivable and natural gas inventories.

Capital expenditures increased to $107.4 million for the current quarter, compared with $94.2 million for the same period last year. The $13.2 million increase primarily reflects spending for a nonregulated growth project and regulatory compliance spending in the Mid-Tex Division.

Outlook

The leadership of Atmos Energy remains focused on enhancing shareholder value by delivering consistent earnings growth. Atmos Energy continues to project fiscal 2009 earnings to be in the range of $2.05 to $2.15 per diluted share, excluding any material mark-to-market impact. Major assumptions underlying the earnings projection remain unchanged. Capital expenditures for fiscal 2009 are expected to range from $500 million to $515 million.

However, the mark-to-market impact on the nonregulated marketing company’s physical storage inventory at September 30, 2009, and changes in events or other circumstances that the company cannot currently anticipate or predict, including adverse credit market conditions, could result in earnings for fiscal 2009 that are significantly above or below this outlook. Factors that could cause such changes are described below in Forward-Looking Statements and in other company documents on file with the Securities and Exchange Commission.

Atmos Energy continues to experience marked improvement in the cost and access to the commercial paper market and believes it has sufficient liquidity to support its operating and capital spending plans. Amounts available to the company under existing and new credit facilities coupled with operating cash flow should provide the necessary liquidity to fund the company’s common stock dividend, working capital needs and capital expenditures for fiscal 2009. Further, the company is evaluating alternatives to refinance its $400 million 4.00% unsecured senior notes maturing in October 2009.

Conference Call to be Webcast February 4, 2009

Atmos Energy will host a conference call with financial analysts to discuss the financial results for the fiscal 2009 first quarter on Wednesday, February 4, 2009, at 8 a.m. EST. The telephone number is 800-218-0204. The conference call will be webcast live on the Atmos Energy Web site at www.atmosenergy.com. A slide presentation and a playback of the call will be available on the Web site later that day. Atmos Energy senior leadership who will participate in the conference call include: Bob Best, chairman and chief executive officer; Kim Cocklin, president and chief operating officer; Fred Meisenheimer, vice president, interim chief financial officer and controller; and Mark Johnson, senior vice president, nonregulated operations.

Other Highlights and Recent Developments

$375 Million Committed Revolving Credit Facility

On December 30, 2008, Atmos Energy Marketing, LLC (AEM), amended its existing $580 million uncommitted demand working capital credit facility to convert it to a 364-day, $375 million committed revolving credit facility. The amended credit facility also provides the ability to increase the borrowing base up to a maximum of $450. The amended credit facility will expire on December 29, 2009.

Credit Ratings Upgraded

On December 23, 2008, Standard and Poor’s Ratings Services (S&P) raised its corporate credit rating on Atmos Energy Corporation from BBB to BBB+ and said the outlook for the company is “Stable”.

On January 8, 2009, Moody’s Investors Service changed Atmos Energy Corporation’s rating outlook to “Positive” from “Stable” and affirmed the company’s ratings at Baa3.

Executive Officer Changes

On December 2, 2008, Atmos Energy announced the resignation of Pat Reddy, senior vice president and chief financial officer, effective December 31, 2008. Fred Meisenheimer, vice president and controller, has been appointed by the board of directors to serve as interim chief financial officer, effective January 1, 2009, until a successor is appointed.

On December 1, 2008, Charles M. Davis, Jr. was named as vice president, corporate development. Mr. Davis will be working with Atmos Energy’s senior management to develop and implement a strategy to identify and evaluate internal and external growth opportunities. He reports to Kim R. Cocklin, president and chief operating officer of Atmos Energy.

This news release should be read in conjunction with the attached unaudited financial information.

Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company’s other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company’s ability to continue to access the capital markets and the other factors discussed in the company’s filings with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving about 3.2 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation

Financial Highlights (Unaudited)

Statements of Income	Three Months Ended December 31		Percentage Change
(000s except per share)	2008	2007

Gross Profit:
Natural gas distribution segment	$298,384	$273,200	9%
Regulated transmission and storage segment	54,682	45,046	21%
Natural gas marketing segment	30,023	45,963	(35)%
Pipeline, storage and other segment	12,545	5,998	109%
Intersegment eliminations	(422)	(569)	26%

Gross profit	395,212	369,638	7%

Operation and maintenance expense	134,755	121,189	11%
Depreciation and amortization	53,126	48,513	10%
Taxes, other than income	44,137	41,427	7%

Total operating expenses	232,018	211,129	10%

Operating income	163,194	158,509	3%

Miscellaneous expense	(301)	(93)	224%
Interest charges	38,991	36,817	6%

Income before income taxes	123,902	121,599	2%
Income tax expense	47,939	47,796	—%

Net income	$75,963	$73,803	3%

Basic net income per share	$0.84	$0.83
Diluted net income per share	$0.83	$0.82

Cash dividends per share	$.330	$.325

Weighted average shares outstanding:
Basic	90,471	89,006
Diluted	91,066	89,608

	Three Months Ended December 31		Percentage Change
Summary Net Income by Segment (000s)	2008	2007

Natural gas distribution	$50,133	$40,164	25%
Regulated transmission and storage	7,661	9,847	(22)%
Natural gas marketing	10,575	20,600	(49)%
Pipeline, storage and other	7,594	3,192	138%

Consolidated net income	$75,963	$73,803	3%

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	December 31, 2008	September 30, 2008
(000s)
Net property, plant and equipment	$4,194,748	$4,136,859

Cash and cash equivalents	69,799	46,717
Accounts receivable, net	833,125	477,151
Gas stored underground	582,743	576,617
Other current assets	197,441	184,619

Total current assets	1,683,108	1,285,104

Goodwill and intangible assets	738,929	739,086
Deferred charges and other assets	202,114	225,650

	$6,818,899	$6,386,699

Shareholders’ equity	$2,078,076	$2,052,492
Long-term debt	1,719,920	2,119,792

Total capitalization	3,797,996	4,172,284

Accounts payable and accrued liabilities	815,095	395,388
Other current liabilities	441,481	460,372
Short-term debt	360,833	350,542
Current maturities of long-term debt	400,507	785

Total current liabilities	2,017,916	1,207,087

Deferred income taxes	431,324	441,302
Deferred credits and other liabilities	571,663	566,026

	$6,818,899	$6,386,699

Atmos Energy Corporation

Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Three Months Ended December 31
(000s)	2008	2007

Cash flows from operating activities

Net income	$75,963	$73,803
Depreciation and amortization	53,134	48,536
Deferred income taxes	27,175	11,978
Changes in assets and liabilities	(13,240)	(77,286)
Other	7,683	4,406

Net cash provided by operating activities	150,715	61,437

Cash flows from investing activities

Capital expenditures	(107,367)	(94,155)
Other, net	(1,210)	(1,874)

Net cash used in investing activities	(108,577)	(96,029)

Cash flows from financing activities

Net increase in short-term debt	5,312	50,690
Repayment of long-term debt	(278)	(1,741)
Cash dividends paid	(30,165)	(29,178)
Issuance of common stock	6,075	5,970

Net cash provided by (used in) financing activities	(19,056)	25,741

Net increase (decrease) in cash and cash equivalents	23,082	(8,851)
Cash and cash equivalents at beginning of period	46,717	60,725

Cash and cash equivalents at end of period	$69,799	$51,874

	Three Months Ended December 31
Statistics	2008	2007

Consolidated natural gas distribution throughput (MMcf as metered)	125,782	118,516
Consolidated regulated transmission and storage transportation volumes (MMcf)	135,858	136,200
Consolidated natural gas marketing sales volumes (MMcf)	93,308	96,206
Natural gas distribution meters in service	3,214,377	3,222,330
Natural gas distribution average cost of gas	$8.28	$7.73
Natural gas marketing net physical position (Bcf)	16.3	17.7

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